Exhibit 99.1

Boot Barn Holdings, Inc. Announces Fourth Quarter and Fiscal Year 2021 Financial Results

IRVINE, Calif.--(BUSINESS WIRE)--May 12, 2021--Boot Barn Holdings, Inc. (NYSE: BOOT) today announced its financial results for the fourth fiscal quarter and fiscal year ended March 27, 2021.

For the quarter ended March 27, 2021:

  Net sales increased 37.2% to $258.9 million.
  Same store sales increased 26.9%, comprised of an increase in retail store same store sales of 28.5% and an increase in e-commerce sales of 19.5%.
  Net income was $24.6 million, or $0.82 per diluted share, compared to net income of $5.7 million, or $0.20 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes an approximately $0.07 per share benefit due to income tax accounting for share-based compensation. Net income per diluted share in the prior-year period includes a $0.01 per share benefit due to income tax accounting for share-based compensation and a $0.01 per share benefit from the realization of a state tax operating loss. Excluding the tax benefit in both periods, net income per diluted share in the current-year period was $0.75, compared to $0.18 in the prior-year period.
  The Company opened 8 new stores.

For the fiscal year ended March 27, 2021:

  Net sales increased 5.7% to $893.5 million.
  Same store sales increased 3.1%, comprised of a decrease in retail store same store sales of 1.1% and an increase in e-commerce sales of 23.6%.
  Net income was $59.4 million, or $2.01 per diluted share, compared to net income of $47.9 million, or $1.64 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes an approximately $0.09 per share benefit due to income tax accounting for share-based compensation. Net income per diluted share in the prior-year period includes a $0.07 per share benefit due to income tax accounting for share-based compensation and a $0.01 per share benefit from the realization of a state tax operating loss. Excluding the tax benefit in both periods, net income per diluted share in the current-year period grew 23% to $1.92, when compared to $1.56 in the prior-year period.
  The Company opened 15 new stores.

Jim Conroy, Chief Executive Officer, commented, “I am extremely pleased with the strong finish to fiscal 2021. The pace of our business has been accelerating throughout the year, which along with a recent boost from government stimulus, culminated in record fourth quarter and fiscal year results. Our merchandise, marketing and omni-channel initiatives drove better full-priced selling, fueling margin expansion and solid profitability. At the same time, we increased our store footprint in existing and new geographies, bringing the full Boot Barn experience to a wider consumer audience.”

Mr. Conroy continued, “I am very proud of the entire Boot Barn team, and particularly the stores organization, who have demonstrated incredible resolve throughout the pandemic and have served our customers on the frontline every day. The circumstances of the past year have highlighted the strengths of our business model, enhanced our operational capabilities, and fortified our leadership position in the industry. The combination of solid execution across the organization and macro tailwinds has created tremendously strong topline sales growth in the first six weeks of fiscal 2022. We believe we have started the year with great momentum and sound strategies in place to capitalize on the numerous growth opportunities we believe exist for Boot Barn over the near and long term.”

Operating Results for the Fourth Quarter Ended March 27, 2021

  Net sales increased 37.2% to $258.9 million from $188.6 million in the prior-year period. Consolidated same store sales increased 26.9% with retail store same store sales up 28.5% and e-commerce same store sales up 19.5%. The increase in net sales was the result of an increase of 26.9% in same store sales, the sales contribution from temporarily closed stores that were excluded from the comp base, and the incremental sales from new stores opened over the past twelve months.
  Gross profit was $92.4 million, or 35.7% of net sales, compared to $58.0 million, or 30.7% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales. The increase in gross profit rate of 500 basis points was driven by a 300-basis point increase in merchandise margin and 200 basis points of leverage in buying and occupancy costs. Merchandise margin increased 300 basis points primarily as a result ofbetter full price selling and a 120-basis point benefit from lower shrink.
  Selling, general and administrative expenses were $59.5 million, or 23.0% of net sales, compared to $48.3 million, or 25.6% of net sales, in the prior-year period. The increase in selling, general and administrative expenses was primarily a result of additional costs to support higher sales and increased incentive-based compensation. Selling, general and administrative expenses as a percentage of net sales decreased by 260 basis points primarily as a result of expense leverage on higher sales.
  Income from operations increased 238.9% to $32.9 million, or 12.7% of net sales, compared to $9.7 million, or 5.1% of net sales, in the prior-year period. This increase represents approximately 760 basis points of improvement in operating profit margin.
  Net income was $24.6 million, or $0.82 per diluted share, compared to net income of $5.7 million, or $0.20 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes an approximately $0.07 per share benefit due to income tax accounting for share-based compensation. Net income per diluted share in the prior-year period includes a $0.01 per share benefit due to income tax accounting for share-based compensation and a $0.01 per share benefit from the realization of a state tax operating loss. Excluding the tax benefit in both periods, net income per diluted share in the current-year period was $0.75, compared to $0.18 in the prior-year period.

Operating Results for the Fiscal Year Ended March 27, 2021

  Net sales increased 5.7% to $893.5 million from $845.6 million in the prior-year period. Consolidated same store sales increased 3.1% with retail store same store sales declining 1.1% and e-commerce same store sales up 23.6%. The decrease in retail store sales was primarily due to decreased traffic in our stores in the first half of our fiscal year that resulted from customers staying at home in response to the COVID-19 crisis and temporary store closures. The increase in net sales was the result of incremental sales from new stores opened during the past twelve months and an increase of 3.1% in same store sales.
  Gross profit was $294.9 million, or 33.0% of net sales, compared to $276.5 million, or 32.7% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales. The increase in gross profit rate of 30 basis points was driven by a 90-basis point increase in merchandise margin, partially offset by 60 basis points of deleverage in buying and occupancy costs. Merchandise margin increased 90 basis points primarily as a result of better full-price selling, lower shrink and increased exclusive brand penetration.
  Selling, general and administrative expenses were $208.6 million, or 23.3% of net sales, compared to $202.8 million, or 24.0% of net sales, in the prior-year period. The increase in selling, general and administrative expenses was primarily a result of higher store labor and increased incentive-based compensation, partially offset by reduced marketing spend. Selling, general and administrative expenses as a percentage of net sales decreased 70 basis points primarily as a result of expense leverage on higher sales.
  Income from operations increased 17.2% to $86.3 million, or 9.7% of net sales, compared to $73.7 million, or 8.7% of net sales, in the prior-year period. This increase represents approximately 100 basis points of improvement in operating profit margin.
  Net income was $59.4 million, or $2.01 per diluted share, compared to net income of $47.9 million, or $1.64 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes an approximately $0.09 per share benefit due to income tax accounting for share-based compensation. Net income per diluted share in the prior-year period includes a $0.07 per share benefit due to income tax accounting for share-based compensation and a $0.01 per share benefit from the realization of a state tax operating loss. Excluding the tax benefit in both periods, net income per diluted share in the current-year period was $1.92, compared to $1.56 in the prior-year period.

Current Business

The following table includes retail store sales, e-commerce sales, and total net sales for the periods indicated below. It also includes the year-over-year change in retail store sales, e-commerce sales, and total net sales for each of the periods indicated below:

(all $ in thousands)	Four Weeks Ended April Fiscal 2022	Four Weeks Ended April Fiscal 2021	Four Weeks Ended April Fiscal 2020	% Change Fiscal April 2022 vs. Fiscal April 2021	% Change Fiscal April 2022 vs. Fiscal April 2020
Retail Stores	$84,934	$16,763	$50,562	407%	68%
E-commerce	$14,149	$10,414	$7,902	36%	79%
Total Net Sales	$99,083	$27,177	$58,464	265%	69%

(all $ in thousands)	Preliminary First 2 Weeks May Fiscal 2022	Preliminary First 2 Weeks May Fiscal 2021	Preliminary First 2 Weeks May Fiscal 2020	Preliminary % Change First 2 Weeks May 2022 vs. First 2 Weeks May 2021	Preliminary % Change First 2 Weeks May 2022 vs. First 2 Weeks May 2020
Retail Stores	$38,650	$13,241	$24,386	192%	58%
E-commerce	$7,249	$6,871	$3,992	6%	82%
Total Net Sales	$45,899	$20,112	$28,378	128%	62%

Balance Sheet Highlights as of March 27, 2021

  Cash of $73.1 million.
  Average inventory per store decreased approximately 8.7% on a same store basis compared to March 28, 2020.
  Total debt of $111.5 million, including zero balance drawn under the $165 million revolving credit facility.

Subsequent to March 27, 2021, the Company made a voluntary prepayment of $41.5 million on the term loan facility, reducing the outstanding principal balance to $70.0 million.

Fiscal Year 2022 Outlook

The Company is not providing complete full-year fiscal 2022 guidance, but is providing the following outlook for the full fiscal year:

  New unit growth of 10%.
  Exclusive brand penetration growth of 250 basis points.
  Effective tax rate of 26.0%.
  Capital expenditures between $33.0 to $36.0 million.

Conference Call Information

A conference call to discuss the financial results for the fourth quarter and fiscal year 2021 is scheduled for today, May 12, 2021, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to (877) 451-6152. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until June 12, 2021, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13719472. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 275 stores in 36 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan“, "intend", "believe", “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: the effect of COVID-19 on our business operations, growth strategies, store traffic, employee availability, financial condition, liquidity and cash flow; decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Boot Barn Holdings, Inc. Consolidated Balance Sheets (In thousands, except per share data) (Unaudited)
	March 27,	March 28,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$73,148	$69,563
Accounts receivable, net	12,771	12,087
Inventories	275,760	288,717
Prepaid expenses and other current assets	12,777	14,284
Total current assets	374,456	384,651
Property and equipment, net	110,444	109,603
Right-of-use assets, net	186,827	170,243
Goodwill	197,502	197,502
Intangible assets, net	60,885	60,974
Other assets	3,467	1,738
Total assets	$933,581	$924,711
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$—	$129,900
Accounts payable	104,641	95,334
Accrued expenses and other current liabilities	77,615	52,612
Short-term lease liabilities	39,400	34,779
Total current liabilities	221,656	312,625
Deferred taxes	21,993	19,801
Long-term portion of notes payable, net	109,781	109,022
Long-term lease liabilities	181,836	160,935
Other liabilities	3,424	635
Total liabilities	538,690	603,018

Stockholders’ equity:
Common stock, $0.0001 par value; March 27, 2021 - 100,000 shares authorized, 29,348 shares issued; March 28, 2020 - 100,000 shares authorized, 28,880 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	183,815	169,249
Retained earnings	213,027	153,641
Less: Common stock held in treasury, at cost, 96 and 71 shares at March 27, 2021 and March 28, 2020, respectively	(1,954)	(1,200)
Total stockholders’ equity	394,891	321,693
Total liabilities and stockholders’ equity	$933,581	$924,711

Boot Barn Holdings, Inc. Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)
	Thirteen Weeks Ended	Thirteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	March 27, 2021	March 28, 2020	March 27, 2021	March 28, 2020

Net sales	$258,872	$188,628	$893,491	$845,575
Cost of goods sold	166,493	130,667	598,612	569,084
Gross profit	92,379	57,961	294,879	276,491
Selling, general and administrative expenses	59,519	48,265	208,553	202,823
Income from operations	32,860	9,696	86,326	73,668
Interest expense	2,115	2,941	9,442	13,310
Other income/(loss), net	71	(96)	366	(45)
Income before income taxes	30,816	6,659	77,250	60,313
Income tax expense	6,264	930	17,864	12,364
Net income	$24,552	$5,729	$59,386	$47,949

Earnings per share:
Basic shares	$0.84	$0.20	$2.05	$1.68
Diluted shares	$0.82	$0.20	$2.01	$1.64
Weighted average shares outstanding:
Basic shares	29,122	28,786	28,930	28,583
Diluted shares	30,033	29,310	29,477	29,220

Boot Barn Holdings, Inc. Consolidated Statements of Cash Flows (In thousands) (Unaudited)
	Fiscal Year Ended
	March 27,	March 28,	March 30,
	2021	2020	2019
Cash flows from operating activities
Net income	$59,386	$47,949	$39,022
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	24,059	21,211	18,256
Stock-based compensation	7,158	4,908	2,873
Amortization of intangible assets	89	172	646
Amortization of right-of-use assets	34,231	31,091	—
Amortization of debt issuance fees and debt discount	884	946	1,235
Loss on disposal of property and equipment	87	417	23
Gain/(loss) on adjustment of right-of-use assets and lease liabilities	295	(186)	—
Damaged asset write-off	—	—	312
Store impairment charges	384	191	455
Accretion of above market leases	—	—	(28)
Deferred taxes	2,192	2,599	4,172
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	8,050	5,721	(3,706)
Inventories	12,957	(45,622)	(27,702)
Prepaid expenses and other current assets	1,382	(2,351)	4,179
Other assets	(1,729)	(548)	(254)
Accounts payable	12,360	(13,810)	14,191
Accrued expenses and other current liabilities	25,003	6,310	6,882
Other liabilities	2,789	(3,611)	2,704
Operating leases	(33,655)	(30,070)	—
Net cash provided by operating activities	$155,922	$25,317	$63,260
Cash flows from investing activities
Purchases of property and equipment	$(28,424)	$(37,195)	$(27,525)
Insurance recoveries for property and equipment	—	717	184
Acquisition of business, net of cash acquired	—	(3,688)	(4,424)
Net cash used in investing activities	$(28,424)	$(40,166)	$(31,765)
Cash flows from financing activities
(Payments)/borrowings on line of credit - net	$(129,900)	$129,900	$(21,006)
Repayments on debt and finance lease obligations	(667)	(65,553)	(10,554)
Debt issuance fees paid	—	(1,221)	—
Tax withholding payments for net share settlement	(754)	(532)	(474)
Proceeds from the exercise of stock options	7,408	5,204	8,137
Net cash (used in)/provided by financing activities	$(123,913)	$67,798	$(23,897)

Net increase in cash and cash equivalents	3,585	52,949	7,598
Cash and cash equivalents, beginning of period	69,563	16,614	9,016
Cash and cash equivalents, end of period	$73,148	$69,563	$16,614

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$11,458	$13,391	$649
Cash paid for interest	$8,795	$11,958	$14,947
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$2,642	$6,066	$1,877
Equipment acquired through capital lease	$—	$—	$171

Boot Barn Holdings, Inc. Store Count
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 27,	December 26,	September 26,	June 27,	March 28,	December 28,	September 28,	June 29,
	2021	2020	2020	2020	2020	2019	2019	2019
Store Count (BOP)	266	265	264	259	251	248	240	240
Opened/Acquired	8	1	1	5	8	3	8	1
Closed	(1)	—	—	—	—	—	—	(1)
Store Count (EOP)	273	266	265	264	259	251	248	240
Boot Barn Holdings, Inc. Selected Store Data
	Thirteen Weeks Ended
	March 27,	December 26,	September 26,	June 27,	March 28,	December 28,	September 28,	June 29,
	2021	2020	2020	2020	2020	2019	2019	2019
Selected Store Data:
Same Store Sales growth/(decline)	26.9%	4.6%	(5.1)%	(14.9)%	(4.7)%	6.7%	7.8%	9.4%
Stores operating at end of period	273	266	265	264	259	251	248	240
Total retail store square footage, end of period (in thousands)	2,854	2,787	2,779	2,770	2,722	2,639	2,616	2,537
Average store square footage, end of period	10,455	10,477	10,486	10,491	10,508	10,514	10,549	10,570
Average net sales per store (in thousands)	$792	$889	$565	$410	$590	$903	$635	$660
Debt Covenant EBITDA Reconciliation (Unaudited)
	Thirteen Weeks Ended
	March 27, 2021	December 26, 2020	September 26, 2020	June 27, 2020	March 28, 2020
Boot Barn's Net Income/(Loss)	$24,552	$29,566	$5,758	$(490)	$5,729
Income tax expense/(benefit)	6,264	9,909	1,979	(289)	930
Interest expense	2,115	2,303	2,383	2,641	2,941
Depreciation and intangible asset amortization (a)	6,162	5,994	6,282	5,710	5,872
Boot Barn's EBITDA	$39,093	$47,772	$16,402	$7,572	$15,472

Non-cash stock-based compensation (b)	$2,147	$1,482	$1,705	$1,824	$1,582
Non-cash accrual for future award redemptions (c)	(255)	697	372	(302)	(447)
Loss/(gain) on disposal of assets (d)	64	(19)	46	(4)	28
Loss on adjustment of right-of-use assets and lease liabilities (e)	-	-	295	-	-
Store impairment charge (f)	-	-	384	-	191
Boot Barn's Adjusted EBITDA	$41,049	$49,932	$19,204	$9,090	$16,826

Additional adjustments (g)	673	165	1,115	1,590	2,269
Consolidated EBITDA per Loan Agreements	$41,722	$50,097	$20,319	$10,680	$19,095

(a) Excludes below-market lease amortization and certain asset depreciation expenses no longer recorded as amortization expense, but as rent expense under ASC 842.
(b) Represents non-cash compensation expenses related to stock options, restricted stock units and performance share units granted to certain of our employees and directors.
(c) Represents the non-cash accrual for future award redemptions in connection with our customer loyalty program.
(d) Represents loss/(gain) on disposal of assets.
(e) Represents loss on adjustment of right-of-use assets and lease liabilities.
(f) Represents store impairment charges recorded in order to reduce the carrying amount of the assets to their estimated fair values.
(g) Adjustments to Boot Barn's Adjusted EBITDA as provided in the 2015 Golub Term Loan and June 2015 Wells Fargo Revolver include pre-opening costs, franchise and state taxes, and other miscellaneous adjustments.

Contacts

Investors:
ICR, Inc.
Brendon Frey, 203-682-8216
BootBarnIR@icrinc.com

or

Media:
Boot Barn Holdings, Inc.
Jim Watkins, 949-453-4428
Senior Vice President, Finance & Investor Relations
BootBarnIRMedia@bootbarn.com